Exhibit 99.1

IMAC Holdings, Inc announces the sale of The BackSpace

BRENTWOOD, Tenn., March 1, 2023 (GLOBE NEWSWIRE) — IMAC Holdings, Inc. (Nasdaq: BACK) (“IMAC” or the “Company”), announces today it has completed the sale of The BackSpace for an undisclosed price to Curis Functional Health. The BackSpace offers convenient and affordable spinal health and wellness services in select Walmart locations.

“We are excited for the Curis team to support and grow the business going forward while we return our focus to non-surgical medical care for a person’s optimal orthopedic function, stability, and mobility,” said Jeff Ervin, Chief Executive Officer of IMAC.

In addition to the sale of The BackSpace, the Company’s Chief Operating Officer, Dr. Ben Lerner, announced his resignation to pursue other interests. The Company will not replace the COO position and Dr. Matt Wallis, President of IMAC, will continue to manage operating responsibilities for the Company’s medical clinic division.

About IMAC Holdings, Inc.

IMAC Holdings owns and manages health and wellness centers that deliver sports medicine, orthopedic care, and restorative joint and tissue therapies for movement restricting pain and neurodegenerative diseases. IMAC is comprised of two business segments: outpatient medical centers and a clinical research division. With treatments to address both young and aging populations, IMAC Holdings owns or manages outpatient medical clinics that deliver regenerative rehabilitation services as a minimally invasive approach to acute and chronic musculoskeletal and neurological health problems. IMAC’s research division is currently conducting a Phase I clinical trial evaluating a mesenchymal stem cell therapy candidate for bradykinesia due to Parkinson’s disease. For more information visit www.imacholdings.com.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

IMAC Press Contact:
Laura Fristoe
lfristoe@imacrc.com